			Exhibit 99(d)
Metris Receivables, Inc. Metris Master Trust, Series 2004-1 Securityholders' Statement Monthly Report - December 2005
Section 5.2	Class A	Class B	Total
(i) Security Amount	200,000,000.00	27,272,728.00	227,272,728.00
(ii) Security Principal Distributed	0.00	--	0.00
(iii) Security Interest Distributed	800,833.33	--	800,833.33
Security Interest Distributed based on $1,000 per Security	4.0041667	--	4.0041667
(iv) Principal Collections	13,592,016.05	1,853,456.78	15,445,472.83
(v) Finance Charge Collections	4,586,178.67	625,388.01	5,211,566.69
Recoveries	287,260.44	39,171.88	326,432.31
Principal Funding Account Investment Earnings	0.00	0.00	0.00
Accumulation Period Reserve Account Investment Earnings	0.00	0.00	0.00
Total Finance Charge Collections	4,873,439.11	664,559.89	5,537,999.00
Total Collections	18,465,455.16	2,518,016.67	20,983,471.83
(vi) Aggregate Amount of Principal Receivables	--	--	5,470,120,050.82
Invested Amount (End of Month)	200,000,000.00	27,272,728.00	227,272,728.00
Floating Allocation Percentage	3.6562269%	0.4985764%	4.1548033%
Fixed/Floating Allocation Percentage	3.6562269%	0.4985764%	4.1548033%
Invested Amount (Beginning of Month)	200,000,000.00	27,272,728.00	227,272,728.00
Average Daily Invested Amount	--	--	227,272,728.00
(vii) Receivable Delinquencies (As a % of Total Receivables)	--	--	--
Current	--	88.23%	5,062,278,924.46
30 Days to 59 Days (1 to 29 Days Contractually Delinquent)	--	4.08%	234,083,252.68
60 Days to 89 Days (30 to 59 Days Contractually Delinquent)	--	2.06%	118,266,301.92
90 Days and Over (60+ Days Contractually Delinquent)	--	5.63%	322,970,655.67
Total Receivables	--	100.00%	5,737,599,134.73
(viii) Aggregate Investor Default Amount *	--	--	3,674,589.58
As a % of Average Daily Invested Amount	--	--	--
(Annualized based on 365 days/year)	--	--	19.04%
(ix) Charge-Offs	0.00	0.00	0.00
(x) Servicing Fee	--	--	386,052.31
(xi) Unreimbursed Redirected Principal Collections	--	--	0.00
(xii) Excess Funding Account Balance	--	--	0.00
(xiii) New Accounts Added	--	--	0
(xiv) Average Gross Portfolio Yield	--	--	28.69%
Average Net Portfolio Yield	--	--	9.65%
(xv) Minimum Base Rate	--	--	6.65%
Excess Spread	--	--	3.00%
(xvi) Principal Funding Account Balance	--	--	0.00
(xvii) Accumulation Shortfall	--	--	0.00
(xviii) Scheduled date for the commencement of the Accumulation Period	--	--	December 2006
Accumulation Period Length	--	--	N/A
(xix) Principal Funding Account Investment Proceeds Deposit	--	--	0.00
Required Reserve Account Amount	--	--	0.00
Available Reserve Account Amount	--	--	0.00
Covered Amount	--	--	0.00
(xx) Aggregate Interest Rate Caps Notional Amount	--	--	200,000,000.00
Deposit to the Caps Proceeds Account	--	--	0.00
(xxi) Policy Claim Amount	--	--	0.00
(xxii) Net Excess Spread Trigger Event Occurrence	--	--	N/A
Invested Amount	--	--	227,272,728.00
Current One Month Excess Spread (%)	--	--	3.00%
Current Three Month Average Excess Spread (%)	--	--	5.75%
Required Spread Account Deposit (%)	--	--	6.75%
Spread Account Maximum ($)	--	--	15,340,909
Spread Account Balance ($)			15,340,909

*The December 2005 Metris Master Trust results include the impact from higher defaults due to increased bankruptcies slightly offset by collection policy changes. On October 17, 2005 the federal Bankruptcy Abuse Prevention and Consumer Protection Act became law. The purpose of this new law was to establish income measures that determine a petitioners' eligibility to file for Chapter 7 bankruptcy protection. As a result of the then pending deadline to file bankruptcy under the previous law, we saw a significant increase in bankruptcy filings during October with notification of many filings not being received until November. Accounts are charged-off the earlier of within 60 days after notification of bankruptcy, or at the end of the month during which they become contractually 180 days past due.

On December 1, 2005 Metris Companies Inc. was acquired by and became a wholly-owned subsidiary of HSBC Finance Corporation. As part of HSBC's acquisition of Metris, Direct Merchants Credit Card Bank, N.A. merged into HSBC Bank Nevada N.A. Following the acquisition, certain Metris collection policies were changed to conform to HSBC policies including the timing of charge-offs for receivables in fixed payment programs and settlement balances.

Any account enrolled in a fixed payment program that is re-aged and deemed current due to participation in consumer credit counseling services or internal payment alternative programs and that subsequently re-enters delinquency will be charged-off no later than at the end of the month during which the account became contractually 180 days past due. The previous policy for receivables in payment the account became contractually 180 days past due. The previous policy for receivables in payment programs was charge-off after 120 contractual days past due. Any balance remaining after settlement of a delinquent account will be charged-off at the end of the month in which 15 days have elapsed from receipt of the last settlement payment. The previous policy for settlements of delinquent accounts was charge-off of the expected remaining balance in the month the settlement agreement was entered into.

HSBC FINANCE CORPORATION ("HSBC FINANCE") METRIS RECEIVABLES, INC. METRIS MASTER TRUST Class A Securities, Series 2004-1

The undersigned, a duly authorized representative of HSBC Finance Corporation, as Servicer (the "Servicer"), pursuant to the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of December 1, 2005 (the "Pooling and Servicing Agreement"), by and among Metris Receivable Inc., as Transferor, the Servicer, and U.S. Bank National Association, as Trustee, does hereby certify with respect to the information set forth below as follows:

Capitalized terms used in this Certificate shall have the respective meanings set forth in the Pooling and Servicing Agreement. HSBC Finance is, as of the date hereof, the Servicer under the Pooling and Servicing Agreement

The undersigned is a Servicing Officer. This Certificate relates to the Distribution Date occurring on January 20, 2006. As of the date hereof, to the best knowledge of the undersigned, no Amortization Event has been deemed to have occurred on or prior to such Distribution Date.

As of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all its obligations under the Pooling and Servicing Agreement through the Monthly Period preceding such Distribution Date or, if there has been a default in the performance of any such obligation, set forth in detail the (i) nature of such default, (ii) the action taken by the Transferor and Servicer, if any, to remedy such default and (iii) the current status of each such default; if applicable, insert "None".

As of the date hereof, to the best knowledge of the undersigned, no Lien has been placed on any of the Receivables other than pursuant to the Pooling and Servicing Agreement (or, if there is a Lien, such Lien consists of: ___________________________________________).

The amounts specified to be deposited into and withdrawn from the Collection Account, as well as the amounts specified to be paid to the Transferor, the Servicer and the Certificateholders are all in accordance with the requirements of the Pooling and Servicing Agreement and Series Supplement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate this 13th day of January, 2006.

HSBC FINANCE CORPORATION
as Servicer,

/s/ J. A. Bevacqua
Servicing Officer